September 18, 1995




Ms. Cathy Baker, Assistant
Office of Public Utility Regulation
Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20849

Re:  MCN Corporation

Dear Ms. Baker:

At the request of MCN Corporation ("MCN"), which is the parent company of Michigan Consolidated Natural Gas Company ("MichCon") and Citizens Gas Fuel Company ("Citizens"), both public utility companies subject to the jurisdiction of the Michigan Public Service Commission, the staff of the MPSC submits the following comments:

1. The MPSC staff is aware of MCN's proposed acquisition of a 1% general and a 46.7% limited partnership interest in a Missouri limited partnership (the "Partnership") which will construct, own and operate a gas pipeline and distribution system in southern Missouri as well as the related financing arrangements.

2. MCN's proposed acquisition does not require the approval of the MPSC.

3. The MPSC staff does not object to MCN's proposed acquisition of these interests or the financing thereof.

It should be noted that while the MPSC does have jurisdiction over MichCon's rates, the rates charged by Citizens are subject to regulation by the City of Adrian, Michigan. The MPSC does have jurisdiction over other activities of Citizens.

                                   Respectfully submitted,


                                   Hasso C. Bhatia, PhD
                                   Director, Technical Services
                                   Division